UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

NorthWestern Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

April 5, 2019
To Our Shareholders:
NorthWestern Corporation will be holding its 2019 Annual Meeting of Shareholders on Wednesday, April 24, 2019, at 10:00 a.m. Central Daylight Time at the NorthWestern Energy South Dakota / Nebraska Operational Support Office, 600 Market Street West, Huron, South Dakota. At this meeting, among other items, our shareholders will vote for the election of directors to NorthWestern’s Board of Directors.
We are writing to provide our shareholders with supplemental information regarding the election of Ms. Julia Johnson as a director on NorthWestern’s Board.
Ms. Johnson was unfortunately able to attend only 50% of the meetings of the Board and committees on which she served during 2018, due to health reasons. Ms. Johnson took a medical leave of absence from our Board from April 25, 2018, through September 30, 2018. During her medical leave, she was not compensated and missed five meetings of the Board and two meetings of each of the Human Resources Committee and Governance and Innovation Committee. Following her leave of absence, she fully resumed her duties as a Director of NorthWestern's Board and has not missed any meetings of the Board or committees on which she serves.
Throughout her distinguished tenure on NorthWestern’s Board, which commenced in November 2004, Ms. Johnson has demonstrated a strong commitment to both the company and the Board. Ms. Johnson’s overall attendance at Board and committee meetings from 2004 through 2017 was approximately 98% (attending 277 out of 284 total Board and committee meetings during that period). Clearly, Ms. Johnson’s inability to attend at least 75% of the Board and committee meetings in 2018 due to her medical leave was an aberration from her otherwise excellent attendance record.
Ms. Johnson is a valued member of NorthWestern’s Board. She brings a unique and valuable perspective to the Board, by virtue of her experience as former Chair and Commissioner of the Florida Public Service Commission and through her current position as President of NetCommunications, LLC, a strategy consulting firm specializing in the energy, telecommunications, and information technology public policy arenas. We also value her service on other public company boards of directors, including FirstEnergy (NYSE: FE), MasTec, Inc. (NYSE: MTZ), and American Water Works Company, Inc. (NYSE: AWK). Ms. Johnson has served as Chair of the Governance and Innovation Committee of NorthWestern's Board since 2007. We believe Ms. Johnson is a highly qualified director committed to creating shareholder value and being an effective representative of our shareholders.
NorthWestern’s Board recommends a vote “FOR” the election of each of the eight nominees for director. We urge you to vote “FOR” Ms. Johnson in light of the above.

Very truly yours,

Robert C. Rowe President and Chief Executive Officer